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                                                                  Exhibit (h)(6)

                                   SCHEDULE A

                        TO COMPLIANCE SERVICES AGREEMENT

                              DATED OCTOBER 1, 2004

This Schedule A is amended and restated as of October 1, 2005

COMPLIANCE SERVICES FEES

The Trust shall pay BISYS an annual fee of $104,600.

The annual fee set forth above shall be payable in equal monthly installments.

If this Compliance Services Agreement is continued beyond September 30, 2006, all recurring fees set forth above shall be subject to adjustments on an annual basis by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

OUT OF POCKET EXPENSES

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.

ASSET MANAGEMENT FUND


By:
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Name:
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Title:
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BISYS FUND SERVICES OHIO, INC.


By:
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Name: Fred Naddaff
Title: President